QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

[KPMG LOGO]

Independent Auditors' Consent

The Board of Directors
UnitedGlobalCom, Inc.:

        We consent to the use of our report dated March 31, 2003, except as to Note 19 to the consolidated financial statements, which is November 12, 2003, with respect to the consolidated balance sheet of United Pan-Europe Communications N.V. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit), and cash flows for the year then ended for incorporation by reference into the registration statement on Form S-4 of UnitedGlobalCom, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.

        Our report dated March 31, 2003, except as to Note 19 to the consolidated financial statements, which is November 12, 2003, contains an explanatory paragraph that states that the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is currently under bankruptcy court supervision in both the United States and in the Netherlands, has suffered substantial recurring losses from operations, is currently in default under certain of its senior notes and senior discount notes, obtained waivers through March 31, 2003 from the lenders under the UPC Distribution Bank Facility and the Exchangeable Loan for potential events of cross defaults, and has a net capital deficiency. Management expects the Company to incur operating losses at least through 2004. Accordingly, there is substantial doubt regarding the Company's ability to continue as a going concern. Management's plans in regard to these matters and the status of the Financial Restructuring are also described in Note 2. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to successfully complete the Financial Restructuring or to continue as a going concern.

        Our report refers to a change in the Company's method of accounting for goodwill and other intangible assets as a result of the adoption of Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets.

        Furthermore, our report refers to the revisions to the 2001 and 2000 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of United Pan-Europe Communications N.V. and subsidiaries other than with respect to such disclosures.

        The 2001 and 2000 consolidated financial statements of United Pan-Europe Communications N.V. and subsidiaries were audited by other auditors who have ceased operations.

        Our report refers to a restatement of the consolidated financial statements as of and for the year ended December 31, 2002.

/s/ KPMG Accountants N.V.

KPMG Accountants N.V.

Amstelveen, The Netherlands
December 16, 2003

QuickLinks

  Exhibit 23.2